Exhibit 99.1
FOR IMMEDIATE RELEASE

February 19, 2015

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year Operating Results

DALLAS, TEXAS, February 19, 2015 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $10.8 million for the quarter ended December 31, 2014. For the year ended December 31, 2014, the Bank reported net income of $48.5 million. In comparison, for the quarter and year ended December 31, 2013, the Bank reported net income of $18.1 million and $87.9 million, respectively. For the quarter ended September 30, 2014, the Bank reported net income of $10.8 million.

Total assets at December 31, 2014 were $38.0 billion, compared with $37.5 billion at September 30, 2014 and $30.2 billion at December 31, 2013. The $0.5 billion increase in total assets for the fourth quarter was attributable primarily to increases in the Bank's short-term liquidity portfolio ($0.3 billion), advances ($0.1 billion) and long-term investment securities portfolio ($0.1 billion). For the year ended December 31, 2014, the $7.8 billion increase in total assets was attributable primarily to increases in the Bank's short-term liquidity portfolio ($4.5 billion), advances ($2.9 billion), and long-term investment securities portfolio ($0.4 billion).

Advances totaled $18.9 billion at December 31, 2014, compared with $18.8 billion at September 30, 2014 and $16.0 billion at December 31, 2013. During 2014, the Bank's lending activities expanded due to increased demand for loans at member institutions which the Bank attributes to improving economic conditions and more robust activity in the housing markets served by its members.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $4.7 billion at December 31, 2014 as compared to $4.9 billion at September 30, 2014 and $5.2 billion at December 31, 2013. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $6.4 billion at December 31, 2014 as compared to $6.1 billion at September 30, 2014 and $5.5 billion at December 31, 2013. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold, overnight reverse repurchase agreements and U.S. Treasury Bills) increased from $7.5 billion at September 30, 2014 and $3.3 billion at December 31, 2013 to $7.8 billion at December 31, 2014.

The Bank's retained earnings increased to $699.8 million at December 31, 2014, from $690.1 million at September 30, 2014 and $655.5 million at December 31, 2013. On December 31, 2014, a dividend of $1.1 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and year ended December 31, 2014 is set forth below. Further discussion and analysis regarding the Bank's full year results will be included in its Form 10-K for the year ended December 31, 2014 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2014
(Unaudited, in thousands)

	December 31, 2014	September 30, 2014	December 31, 2013
Selected Statement of Condition Data:

Assets
Investments (1)	$17,422,344	$15,218,258	$13,130,343
Advances	18,942,400	18,758,139	15,978,945
Mortgage loans held for portfolio, net	71,411	75,692	91,110
Cash and other assets	1,609,713	3,432,513	1,021,426
Total assets	$38,045,868	$37,484,602	$30,221,824

Liabilities
Consolidated obligations
Discount notes	$19,131,832	$17,433,491	$5,984,530
Bonds	16,078,700	17,356,431	21,486,712
Total consolidated obligations	35,210,532	34,789,922	27,471,242
Mandatorily redeemable capital stock	5,059	4,655	3,065
Other liabilities	911,364	750,480	1,001,013
Total liabilities	36,126,955	35,545,057	28,475,320
Capital
Capital stock — putable	1,222,738	1,241,398	1,123,675
Retained earnings	699,776	690,146	655,470
Total accumulated other comprehensive income (loss)	(3,601)	8,001	(32,641)
Total capital	1,918,913	1,939,545	1,746,504
Total liabilities and capital	$38,045,868	$37,484,602	$30,221,824

Total regulatory capital (2)	$1,927,573	$1,936,199	$1,782,210

	For the Quarter Ended	For the Year Ended
	December 31, 2014	December 31, 2014

Selected Statement of Income Data:

Net interest income	$32,453	$120,583
Other income (loss)	(805)	8,042
Other expense	19,687	74,725
AHP assessment	1,196	5,391
Net income	$10,765	$48,509

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of December 31, 2014, September 30, 2014 and December 31, 2013, total regulatory capital represented 5.07 percent, 5.17 percent and 5.90 percent, respectively, of total assets as of those dates.
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